EXHIBIT 23.2 - CONSENT OF COUNSEL

Board of Directors
Aladdin Systems Holdings, Inc.
165 Westridge Drive
Watsonville, CA 95076-4159.

Dear Gentlemen:

      We hereby consent to being named in the Registration Statement as the attorneys who will pass upon legal matters in connection with the sale of the shares referred to therein, and to the filing of our opinion as an Exhibit to the Registration Statement.


Ellenoff Grossman Schole & Cyruli, LLP
By: /s/ Paul Goodman
August 6, 2000